AMENDMENT NO. 2
	TO AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AGREEMENT (the "Second Amendment"), is made and entered into as of the 19th day of December, 1997, by and between (i) KENTUCKY ELECTRIC STEEL, INC., a Delaware corporation with principal office and place of business in Boyd County, Kentucky (the "Borrower"), and (ii) NATIONAL CITY BANK OF KENTUCKY, formerly known as National City Bank, Kentucky, a national banking association with principal office and place of business in Louisville, Kentucky (the "Bank").

PRELIMINARY STATEMENT:

A.	Pursuant to that certain Amended and Restated Loan Agreement dated as of November 1, 1995, between the Borrower and Bank, as amended pursuant to that certain Amendment No. 1 to Amended and Restated Loan Agreement dated as of December 28, 1996, between the Borrower and Bank (the "First Amendment") and, together with the Amended and Restated Loan Agreement, (the "Amended and Restated Loan Agreement"), the Bank has established in favor of the Borrower a revolving line of credit in the current principal amount of Sixteen Million Dollars ($16,000,000.00) (the "Working Capital Line of Credit"), which was reduced from the original principal amount of Twenty-Three Million Dollars ($23,000,000.00) pursuant to the First Amendment.

B.	The Borrower has now requested that the Bank (a) increase the principal amount of the Working Capital Line of Credit from Sixteen Million Dollars ($16,000,000.00) to Twenty-Three Million Dollars ($23,000,000.00), and
(b) amend certain of the terms and provisions of the Amended and Restated Loan Agreement, all of which the Bank is willing to do upon the terms and conditions set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and in the Amended and Restated Loan Agreement, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Each capitalized term used herein, unless otherwise expressly defined herein, shall have the meaning set forth in the Amended and Restated Loan Agreement.


2.	The Bank hereby increases the principal amount of the Working
Capital Line of Credit from Sixteen Million Dollars ($16,000,000.00) to Twenty-Three Million Dollars ($23,000,000.00), effective as of the date of this Second Amendment, and the Bank hereby extends the term of the Working Capital Line of Credit from January 31, 1998 to January 31, 2001. All references to the principal amount of the Working Capital Line of Credit shall hereafter constitute a reference to Twenty-Three Million Dollars ($23,000,000.00). In furtherance of the provisions of this Section 2, the following defined terms set forth in the Amended and Restated Loan Agreement are hereby redefined as follows:

(a)	The term "Amended and Restated Working Capital Line of
Credit Note", as defined in Section 1.4 of the Amended and Restated Loan Agreement, is hereby redefined to mean that certain Amended and Restated Revolving Promissory Note dated November 1, 1995, made by the Borrower, payable to the order of the Bank, and in the original face principal amount of Twenty-Three Million Dollars ($23,000,000.00) as amended pursuant to (i) that certain Agreement to Extend Maturity Date dated August 28, 1996, between the Borrower and the Bank, and (ii) that certain First Amendment to Amended and Restated Revolving Promissory Note dated as of December 19, 1997, between the Borrower and the Bank, together with all future amendments, modifications, restatements, renewals and/or replacements thereof from time to time.

(b)	The term "Working Capital Line of Credit", as defined in
Section 1.107 under the Amended and Restated Loan Agreement, is hereby redefined to mean the revolving line of credit in the principal amount of Twenty-Three Million Dollars ($23,000,000.00) established by the Bank in favor of the Borrower pursuant to the Amended and Restated Loan Agreement.

(c)	 The term "Working Capital Line of Credit Termination Date", as defined in Section 1.108 of the Amended and Restated Loan Agreement, is hereby redefined to mean the Working Capital Line of Credit Termination Date then in effect, which shall be the earliest of (i) January 31, 2001, subject to extension thereof as provided in Section 2.1B of the Amended and Restated Amended and Restated Loan Agreement, (ii) the date as of which the Obligations shall become immediately due and payable pursuant to Section 8 of the Amended and Restated Amended and Restated Loan Agreement, and (iii) the date on which all of the Obligations are payable in full to the Bank (including, without limitation, the repayment, expiration, termination or cash collateralization of Letters of Credit pursuant to the Amended and Restated Amended and Restated Loan Agreement) and the Working Capital Commitment is terminated by the Borrower.


3.	Section 2.1 of the First Amendment, adding Section 6.12 to the
Amended and Restated Amended and Restated Loan Agreement, is hereby deleted in its entirety.

4.	Notwithstanding that the Working Capital Line of Credit is not secured by a security interest in any assets of the Borrower, including, without limitation, its accounts receivable and inventory, the aggregate principal amount of the Working Capital Loans from time to time outstanding shall not exceed the lesser of (a) Twenty-Three Million Dollars ($23,000,000.00), or (b) the Borrowing Base. Further, the Borrower shall continue to be obligated to deliver to the Bank pursuant to Section 2.1G of the Amended and Restated Loan Agreement, the Borrowing Base Report within twenty
(20) days after the end of each month. In furtherance of the provisions of this Section 4, the term "Borrowing Base", is defined in Section 1.12 of the Amended and Restated Loan Agreement, is hereby redefined to mean, as of each date of determination thereof, the sum of (a) eighty percent (80%) of the Net Outstanding Amount of Eligible Accounts, and (b) the lesser of Fourteen Million Dollars ($14,000,000.00) or the sum of (i) fifty percent (50%) of the Net Security Value of Eligible Scrap Inventory, (ii) forty percent (40%) of the Net Security Value of Eligible Billet Inventory, and (iii) sixty percent (60%) of the Net Security Value of Eligible Finished Goods Inventory.

5.	The term "Floating Rate", is defined in Section 1.49 of the Amended and Restated Amended and Restated Loan Agreement, is hereby redefined to mean the Prime Rate less one-half of one percent (1/2 of 1%) per annum.

6.	Section 5.2 of the Loan Agreement is hereby amended to reflect that the Borrower has, since the date of the Loan Agreement, formed an additional Subsidiary, which is KESI Finance Company, a Kentucky corporation.

7.	Section 6.3(d) of the Loan Agreement is hereby amended to provide that the Borrower shall hereafter deliver the Compliance Certificate to the Bank on a quarterly basis within thirty (30) days after the end of each Fiscal Quarter of the Borrower, commencing with its Fiscal Quarter ending December 27, 1997.

8.	In consideration of the execution and delivery of this Second
Amendment by the Bank, the Borrower covenants and agrees to pay to the Bank a modification fee equal to one-half of one percent (1/2 of 1%) or One Hundred Fifteen Thousand Dollars ($115,000.00).


9.	Conditions to Effectiveness.  This Second Amendment shall become effective as of December 19, 1997, provided that the Bank shall receive this Second Amendment and the First Amendment to the Amended and Restated Working Capital Note duly executed and delivered by the Borrower.

10.	Effect on the Amended and Restated Amended and Restated Loan
Agreement.

(a)	Each reference in the Amended and Restated Amended and
Restated Loan Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import shall mean and be a reference to the Amended and Restated Amended and Restated Loan Agreement as amended pursuant to this Second Amendment.

(b)	Except as specifically amended herein, the Borrower and the
Bank hereby ratify and reaffirm their respective covenants, agreements, representations and warranties set forth in the Amended and Restated Amended and Restated Loan Agreement and the other Loan Instruments.

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment
No. 2 to Amended and Restated Amended and Restated Loan Agreement to be duly executed as of the day and year first above written.


KENTUCKY ELECTRIC STEEL, INC.
By:__________________________
Title: ______________________
   (the "Borrower")

NATIONAL CITY BANK OF KENTUCKY, formerly
known as National City Bank, Kentucky
By:__________________________
Title: ______________________
    (the "Bank")
0111687.03
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